Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

5 Year Dual Directional Barrier Securities with Autocallable Feature Linked to the Worst Performing of NDX, RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Nasdaq-100 Index® (ticker "NDX"), the Russell 2000® Index (ticker: "RTY") and the S&P 500® Index (ticker: "SPX")
Pricing date:	December 19, 2025
Valuation dates:	December 22, 2026, December 20, 2027, December 19, 2028, December 19, 2029 and December 19, 2030 (the "final valuation date"), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, December 24, 2030
Automatic early redemption:	If on any valuation date prior to the final valuation date, the closing value of the worst performer on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium
Premium:	At least 11.00% of the stated principal amount per annum*
Absolute return amount:	$1,000 × the absolute value of the underlying return of the worst performer on the final valuation date
Final barrier value:	For each underlying, 70% of its initial underlying value
CUSIP / ISIN:	17331BX53 / US17331BX539
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at Maturity:	• If the final underlying value of the worst performer on the final valuation date **is greater than or equal to** its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is **less** than its initial underlying value but **greater than or equal to** its final barrier value: $1,000 + the absolute return amount • If the final underlying value of the worst performer on the final valuation date is **less** than its final barrier value: $1,000 + ($1,000 × the underlying return) **If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.** All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated November 28, 2025

*The actual premiums will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date**

Valuation Date on which the Closing Value of the Worst Performer Exceeds its Initial Underlying Value	Premium	Hypothetical Redemption
December 22, 2026	11.00%	$1,110.00
December 20, 2027	22.00%	$1,220.00
December 19, 2028	33.00%	$1,330.00
December 19, 2029	44.00%	$1,440.00

If the closing value of the worst performer is greater than or equal to its initial underlying value on any valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

** The hypotheticals assume that the premiums will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**

Assumes the securities have not been automatically redeemed prior to maturity


$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Security
A
B
C
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying on the Final Valuation Date
The Securities
The Worst Performing Underlying on the Final Valuation Date

	Hypothetical Worst Performer Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
C	100.00%	55.00%	$1,550.00
	50.00%	55.00%	$1,550.00
	25.00%	55.00%	$1,550.00
	10.00%	55.00%	$1,550.00
	0.00%	55.00%	$1,550.00
B	-1.00%	1.00%	$1,010.00
	-15.00%	15.00%	$1,150.00
	-30.00%	30.00%	$1,300.00
A	-30.01%	-30.01%	$699.90
	-50.00%	-50.00%	$500.00
	-100.00%	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • Your potential for a positive return from depreciation of the worst performer is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings . • The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.